Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the use of our reports dated March 13, 2009, with respect to the consolidated balance sheets of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 13, 2009 on the consolidated balance sheets of the Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three year period ended December 31, 2008, refers to the Corporation’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006, and Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” in 2006.

Philadelphia, Pennsylvania

June 15, 2009